Merrill Lynch Variable Series Funds, Inc.

File No. 811-3290

Item No. 77M (Reorganizations) -- Attachment

During the fiscal semi-annual period ending December 31, 2003, Mercury International Value V.I. Fund of Mercury Variable Trust, File No. 811-08163 (the “Mercury Fund”) reorganized into Merrill Lynch International Value V.I. Fund (the “Merrill Lynch Fund”), Series No. 25 of the Merrill Lynch Variable Series Funds, Inc. (the “Registrant”).

At meetings of the Board of Directors of the Registrant and the Mercury Fund, the Boards of Directors each approved a Plan of Reorganization, which refers collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of the Mercury Fund by the Merrill Lynch Fund, in exchange for newly-issued Class I shares of the Merrill Lynch Fund to be distributed to the Class I shareholders of the Mercury Fund, and  (ii) the termination of the Mercury Fund as a series of the Mercury Variable Trust.

On August 26, 2003, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-108220 and 811-3290) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of the Mercury Fund.  Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on October 6, 2003.  The N-14 Registration Statement as so amended was declared effective by the Commission on December 15, 2003.

On November 17, 2003, the shareholders of the Mercury Fund approved the Reorganization at a special meeting of shareholders held for that purpose.  On November 21, 2003 (the “Reorganization Date”), pursuant to the Agreement, the Mercury Fund transferred assets valued at $279,577,121.04 to the Merrill Lynch Fund and received in exchange 26,342,848.393 common shares of the Merrill Lynch Fund.  Such shares were then distributed to the shareholders of the Mercury Fund on that date in proportion to each shareholder’s interest in the assets transferred.  The Mercury Fund ceased offering shares as of the Reorganization effective date.